Media Contact:
Kristina Gross, National Vision Holdings, Inc.
media@nationalvision.com
(470) 448-2355

Investor Relations Contact:
David Mann, National Vision Holdings, Inc.
David.mann@nationalvision.com
(470) 448-2448

FOR IMMEDIATE RELEASE

National Vision Holdings, Inc. Appoints Heather Cianfrocco
to Board of Directors
Cianfrocco to Serve on Compensation Committee

Duluth, Ga. (July 24, 2019) – National Vision Holdings, Inc. (NASDAQ: EYE), one of the nation’s largest optical retailers providing quality, affordable eye care and eyewear, today announced the appointment of Heather Cianfrocco, chief executive officer, UnitedHealthcare Community & State (a division of UnitedHealth Group, NYSE: UNH), to its Board of Directors, effective today. Cianfrocco will serve on the Board’s Compensation Committee.
“We are thrilled to welcome Heather to our Board of Directors,” said Reade Fahs, Chief Executive Officer, National Vision Holdings, Inc. “She brings a deep expertise in the world of managed health care, clinical care strategy and operations, as well as experience in corporate and securities law specific to health care entities. Her unique and specific expertise couldn’t be better suited for our mission of increasing access to affordable eye care and eyewear for budget-conscious Americans.”
Cianfrocco was appointed CEO of UnitedHealthcare Community & State in February 2018, where she leads the company toward advancing its mission of helping people live healthier lives and helping make the health system work better for everyone. In this role, Cianfrocco leverages the national capabilities of UnitedHealth Group and brings them to local markets to support improved clinical outcomes, system efficiencies, enhanced care management, strong regulatory partnerships and adaptability to a changing marketplace. Previously, she served as senior vice president of Health Advancement and Clinical Transformation for UnitedHealthcare Medicare & Retirement and held numerous leadership positions within Community & State, including senior vice president of Clinical Strategy and Operations, Northeast Region CEO and Quality Leader as well as other roles in legal, compliance and operations. Prior to joining UnitedHealthcare, Cianfrocco worked in private legal practices where she focused on corporate and securities law representing health care entities in mergers and acquisitions.
“It is an honor to join National Vision’s Board of Directors,” said Cianfrocco. “I have spent my career working to make our health care system more efficient and effective. The opportunity to work with National Vision, whose mission is to increase access to affordable eye care and eyewear is a perfect fit for me both personally and professionally.”

About National Vision Holdings, Inc.
National Vision Holdings, Inc. is one of the largest optical retail companies in the United States with more than 1,100 retail stores in 44 states plus the District of Columbia and Puerto Rico. With a mission of helping people by making quality eye care and eyewear more affordable and accessible, the company operates five retail brands: America’s Best Contacts & Eyeglasses, Eyeglass World, Vision Centers inside select Walmart stores, Vista Opticals inside Fred Meyer stores and on select military bases, and several e-commerce websites, offering a variety of products and services for customers’ eye care needs. For more information, please visit www.nationalvision.com.

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